Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Velocity Financial, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-236019) on Form S-8 of Velocity Financial, Inc. of our report dated April 7, 2020, with respect to the consolidated statements of financial condition of Velocity Financial, Inc. (formerly known as Velocity Financial, LLC) and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Velocity Financial, Inc.

/s/ KPMG LLP

Los Angeles, California
April 7, 2020